CERTIFICATE OF FORMATION
OF LIMITED LIABILITY COMPANY
OF
ROCHDALE STRUCTURED CLAIMS INCOME FUND, LLC

This Certificate of Formation is being executed as of November 5, 2009 for the purpose of organizing a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Act”).

The undersigned hereby certifies as follows:

1.           Name.  The name of the limited liability company is Rochdale Structured Claims Income Fund, LLC (the “Company”).

2.           Effective Date.  This Certificate of Formation shall be effective upon the date and time of filing.

3.           Registered Office and Registered Agent.  The registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808 and its registered agent for service of process at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned, being the authorized person of the Managing Member of the Company, has duly executed this Certificate of Formation as of the day and year first above written.

ROCHDALE STRUCTURED CLAIMS INCOME FUND, LLC By: /s/ KURT HAWKESWORTH Name: Kurt Hawkesworth – Authorized Person Title: Managing Member